MGT Capital Announces Second Quarter 2018 Financial Results

Company Will Hold Investor Update Call at 8:30 AM EDT Today

DURHAM, NC, August 15, 2018 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) announced the filing of its 2018 Quarterly Report on Form 10-Q with the Securities and Exchange Commission yesterday. The entire document can be viewed at the Company’s website or at www.sec.gov.

MGT reported revenues from bitcoin mining of $409,000 in the second quarter of 2018, ending June 30, 2018 versus $388,000 in same quarter in 2017, and $956,000 in the first quarter of 2018. Revenues derived from the bitcoin production of investor owned machines are not included in our reported figures. Including these partnerships with investor-owned machines, the company produced 162 Bitcoins in the quarter just ended, compared to 94 Bitcoins the first quarter.

Net loss was $6.5 million for the second quarter of 2018, compared to $4.2 million the same quarter of 2017, and $4.5 million for the first quarter of 2018. Net loss in the most recent period included a restructuring charge of $2.5 million relating to the Swedish mining operation. Inclusive of the restructuring charge, net cash used in operating activities increased to $5.3 million for the six-month period ended June 30, 2018, compared to $2.2 million in the corresponding period in 2017.

Balance sheet metrics include cash of $2.3 million and digital currencies of 250,00 as of June 30, 2018. Notes payable totaled $3.8 million and stockholders’ equity was $5.9 million on June 30, 2018.

Executives of MGT will host an investor update call today at 8:30 AM EDT. Shareholders and other interested parties are invited to join the call by dialing 785.424.1738 or 877.830.2591 and use passcode 96507. Further details and replay information can be found on MGT’s investor relations page of its corporate website.

About MGT Capital Investments, Inc.

Operating in facilities in northern Sweden and Washington State, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. MGT owns and operates approximately 6,800 Bitmain S9 miners, and 50 GPU-based Ethereum mining rigs. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contacts

Robert Lowrey

Chief Financial Officer

rlowrey@mgtci.com

Grace Livingston

glivingston@mgtci.com

919.973.0954